Berliner Communications Announces First Quarter Fiscal 2010
Financial Results
Significant Revenue and Backlog Increases Highlight Quarter

FAIR LAWN, N.J., November 16, 2009 — Berliner Communications, Inc. (“BCI” or the “Company”) (OTC BB: BERL), a leading provider of infrastructure services to the telecommunications industry, today announced financial results for the fiscal first quarter of 2010.

Business and Financial Highlights
•	Revenue Increase of 35% over same quarter in prior year period;
•	Backlog of $34 million at October 31, 2009, an increase of 252% from $9.7 million on December 31, 2008;
•	Began construction of multi-million dollar project to provide in-building cellular communications to major U.S. international airport;
•	Continuing to expand 4G WiMAX site acquisition, zoning and/or construction projects in markets across the U.S.;
•	Continuing to expand LTE, or Long Term Evolution, installation work in markets across the U.S.;
•	Completed move into new 76,000 square foot headquarters in Fair Lawn, New Jersey.

Rich Berliner, CEO of BCI, stated, “These are exciting times for our Company.  Our strategy of building a national platform for growth is paying off, as we see sales and backlog increasing as expected as we continue to win new work across the county.  I believe we are strongly positioned to take advantage of the opportunities we see in the industry in fiscal 2010 and beyond.  Our focus is now on a return to profitability, and, in light of our current revenue levels and trends, I believe we have now reached the level of operating efficiency that will enable us to achieve profitability in the near term.”

“Recently, I announced our largest single-site project to date, a multi-million dollar in-building project at a major U.S. international airport.  We have now begun working on that project in earnest, and we have plans to use this experience to springboard into other in-building work across the country. We also continue to dramatically expand our work on 4G around the country, as anticipated, and we expect this work to be a continuing driver of our success in fiscal 2010.  Our backlog of work continues to increase, from over $9 million on December 31, 2008 to over $34 million on October 31, 2009.  We believe this backlog number is an important indicator of our increasing customer demand and revenue growth potential.”

“We have made the strategic decision to diversify and move to become a full service telecom infrastructure services provider, rather than remain exclusively wireless-focused.  To that end, we have now signed, national agreements with customers in the cable, wireline and fiber sectors, in addition to our traditional wireless and enterprise clients.  As the needs of these customers overlap, we see an opportunity to be uniquely positioned to service these complex needs. We also continue to win work for government projects, and we have added a new government programs manager to lead this effort.  This quarter we have been awarded new government contracts from federal, state and local agencies and municipalities, including public safety and military communications work.  We also continue to win work providing microwave, cable and fiber backhaul capacity services to our customers, a service area that we believe will continue to grow for us.  Our service offerings are now broader than any time in the history of our company.  Our customer base and revenue mix is well diversified and we no longer have the same exposure or concentration to one customer that we have had in the past.  Our geographic reach now allows us to put an experienced team “boots on the ground” anywhere in the country.  We have also been awarded our first international project in Dubai.  We have the financial strength and resources we need to use this national platform to continue the exciting growth we are just beginning to see this quarter.”

Fiscal First Quarter 2010 Financial Results

For the first fiscal quarter ended September 30, 2009, total revenue increased 35% to $17.7 million from $13.1 million for the quarter ended September 30, 2008.  This increase primarily relates to the expansion of our work supporting the 4G WiMAX build out across the country, as well as our work on a major airport in-building technical services project.

Total operating expenses for the quarter ended September 30, 2009 decreased 1% to $5.1 million from $5.2 million for the quarter ended September 30, 2008.

Our first fiscal quarter 2009 income from operations of $0.1 million decreased to a loss from operations of $(0.7) million in the first fiscal quarter 2010. Net income (loss) allocable to common shareholders decreased to $(0.5) million, or $(0.02) per basic and fully diluted weighted average shares outstanding (based on 26.5 million basic and fully diluted weighted average shares outstanding) for the quarter ended September 30, 2009, from $86 thousand, or $0.00 per basic and fully diluted weighted average shares outstanding (based on 26.3 million and 27.5 million weighted average shares outstanding, respectively) for the quarter ended September 30, 2008.

EBITDA*, that is operating income (loss) plus the loss on sale of fixed assets, plus depreciation and amortization expense, decreased from $0.4 million to $(0.4) million in the first fiscal quarter of 2010 compared to last year’s same period. While EBITDA is a non-GAAP measure, it is an important measure of profitability in the industry, and it is a measure that management uses internally to gauge ongoing performance. A reconciliation of EBITDA to income from operations is as follows:

	(Amounts in Thousands)
	(Unaudited)
	Three Months Ended
	September 30,
	2009	2008
Income (loss) from Operations	$(705)	$115
Depreciation and Amortization Expense	309	303
Loss on sale of fixed assets	3	-
EBITDA	$(393)	$418

At September 30, 2009, the Company had cash and cash equivalents of approximately $2.2 million and net working capital of approximately $14.0 million. Shareholders’ equity decreased 2% to $21.5 million from $22.0 million at June 30, 2009.

Mr. Berliner continued, “This quarter demonstrates the effectiveness of the growth strategy we put in place in fiscal 2009, and provides  clear evidence that our industry is beginning its capital spending cycle again, as 4G WiMAX, LTE and fiber backhaul spending are in the early stages of what we believe will be several years of development.  We now have a national network of offices to support this growth, and a business development team in place in each region.  These are not simply project based offices, but long term commitments to be a part of the business community in these markets. Our focus in every market will be, as always, to exceed our customers’ expectations and deliver for them at every level, and to drive our growth and long-term value for our stockholders.”

Conference Call:
Management will be hosting a conference call to review the quarterly results at 4:30 PM, today, Monday, November 16, 2009. Interested parties may access the call by calling 888-549-7704 from within the United States, or 480-629-9857 if calling internationally, approximately five minutes prior to the start of the call. A replay will be available through November 30, 2009 and can be accessed by dialing 800-406-7325 (U.S.), 303-590-3030 (Int'l), passcode 4183073.

This call is being web cast by ViaVid Broadcasting and can be accessed at www.bcisites.com or at ViaVid's website at http://www.viavid.net or by going to the following link http://viavid.net/dce.aspx?sid=00006D1A. The web cast can be accessed until November 30, 2009. To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit: http://www.microsoft.com/windows/windowsmedia/download/alldownloads.aspx.

About Berliner Communications, Inc.
Berliner Communications, Inc. and its wholly owned operating subsidiary, BCI Communications, Inc., are headquartered in Elmwood Park, New Jersey. BCI is an end-to-end provider of outsourced services for the wireless communications industry, including planning, deployment and management of network build-outs. BCI provides wireless carriers with comprehensive real estate site acquisition and zoning services, radio frequency and network design and engineering, infrastructure equipment construction and installation, radio transmission base station modification and project management services. For more information about Berliner's services, please visit http://www.bcisites.com.

The statements in this press release, which are not historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks and uncertainties that could cause actual results to differ materially from our expectations. Such risks and uncertainties include, without limitation, risks detailed in our filings with the United States Securities and Exchange Commission, the risk that future trends we have identified, including, but not limited to our stock price, trading volume, top and bottom-line growth and liquidity, do not materialize or if they materialize that they do not have the beneficial effect we anticipate, as well as the risk that we will not be able to achieve our sales and profitability goals. All forward-looking statements in this document are made as of the date hereof, based on information available to us on the date hereof, and we disclaim any intention or obligation to revise any forward-looking statements, including, without limitation, financial estimates, whether as a result of new information, future events or otherwise.

*Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is a key indicator used by management to evaluate operating performance. While EBITDA is not intended to replace any presentation included in these consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, BCI believes this measure is useful to investors in assessing its capital expenditures and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies.

Contact:	Berliner Communications, Inc. Rich Berliner 201-791-3200 berlinerr@bcisites.com tables follow

BERLINER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
	September 30.	June 30,
	2009	2009
ASSETS	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$2,208	$1,390
Accounts receivable, net of allowance for doubtful accounts
of $98 and $200 at September 30, 2009 and June 30, 2009, respectively	22,971	20,116
Income tax receivable	2,521	2,659
Inventories	977	1,005
Deferred tax assets - current	742	429
Prepaid expenses and other current assets	742	891
	30,161	26,490
Property and equipment, net	2,024	2,239
Amortizable intangible assets, net	416	479
Goodwill	2,284	2,284
Deferred tax assets - long-term	2,789	2,789
Other assets	285	276
Total Assets	$37,959	$34,557

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$5,809	$4,644
Accrued liabilities	4,459	3,685
Line of credit	5,208	2,967
Current portion of long-term debt	564	777
Current portion of capital lease obligations	112	118
	16,152	12,191
Long-term debt, net of current portion	9	18
Long-term capital lease obligations, net of current portion	165	194
Other long-term liabilities	99	105
Total liabilities	16,425	12,508

COMMITMENTS

STOCKHOLDERS' EQUITY
Common stock	1	1
Additional paid-in capital	25,733	25,766
Accumulated deficit	(4,200)	(3,718)
Total stockholders' equity	21,534	22,049
Total liabilities and stockholders' equity	$37,959	$34,557

BERLINER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)
	Three Months Ended
	September 30,
	2009	2008

Revenue	$17,715	$13,086
Costs of revenue	12,980	7,475
Gross profit	4,735	5,611
Selling, general and administrative expenses	5,128	5,193
Depreciation and amortization	309	303
Loss on sale of fixed assets	3	-
Income (loss) from operations	(705)	115

Other (income) expense
Interest expense	89	60
Amortization of deferred financing fees
	15	15
Interest income	(4)	(31)
Other income	(23)	(340)
Income (loss) before income taxes	(782)	411
Income tax (benefit) expense	(312)	325
Net income (loss) allocable to common shareholders	$(470)	$86

Net income (loss) per share:
Basic	$(0.02)	$0.00
Diluted	$(0.02)	$0.00

Weighted average number of shares outstanding:
Basic	26,516	26,263
Diluted	26,516	27,531